EXHIBIT 5.1

June 15, 2007

CAREGUIDE, INC.

4401 N.W. 124th Avenue

Coral Springs, FL 33065

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CareGuide, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 7,000,000 shares of the Company’s Common Stock, $0.01 par value per share (the “2007 Plan Shares”), pursuant to its Company’s 2007 Equity Incentive Plan (the “2007 Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Certificate of Incorporation and its Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2007 Plan Shares, when sold and issued in accordance with the 2007 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Darren K. DeStefano

Darren K. DeStefano